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                                                                   EXHIBIT 10.11
                                 ELOQUENT, INC.
                           2000 ALAMEDA DE LAS PULGAS
                                    SUITE 100
                               SAN MATEO, CA 94403


December 23,1998

Abraham Kleinfeld
833 Marin Drive
Mill Valley, CA  94941

RE:  TERMS OF EMPLOYMENT

Dear Abe:

Eloquent, Inc. is pleased to offer you the position of President and Chief Executive Officer on the following terms:

As President and Chief Executive Officer of Eloquent, you will work in Eloquent's principal offices. You will perform the duties customarily associated with this position and such duties as may be assigned to you by Eloquent's Board of Directors. Of course, the Board of Directors may change your position, duties and work location from time to time as it deems necessary. Your first day of employment will be January 18, 1999. On or shortly after your first day of employment, you will be added to Eloquent's Board of Directors.

Your initial base salary will be $215,000 per year, less standard deductions and withholdings, paid semi-monthly. You also will be eligible to receive a cash bonus of up to $100,000 in the aggregate for fiscal 1999 (payable quarterly), subject to fulfillment of objectives established by the Board of Directors for fiscal 1999 and your continued employment with Eloquent.

Upon approval by the Board of Directors on or after the date you become an employee of Eloquent, you will receive an incentive stock option to purchase 1,160,000 shares of Eloquent Common Stock with an exercise price of $1.00 per share (the "First Option"). In addition, promptly after Eloquent closes its next round of equity financing, you will be issued a second option to purchase enough shares of Eloquent Common Stock so that your options in the aggregate cover at least 7% of the outstanding Eloquent capital stock on a fully-diluted basis. The second option will have a per-share exercise price equal to the fair market value of one share of Eloquent Common Stock on the date of grant. If, upon closing of Eloquent's next round of equity financing, the value of one share of Eloquent Common Stock is less than $1.00 per share Eloquent will reduce the exercise price of the First Option accordingly.

All such options will vest over four years, with 12.5% vesting on the six-month anniversary of the date of grant (for this purpose, the date of grant of any option replacing the First Option will be deemed to be the date of grant of the First Option), and the remainder of the shares subject to the option vesting in 42 monthly installments thereafter. However, in the event of a "Corporate


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Transaction" (as defined below), 50% of your unvested shares will immediately vest upon the closing of such transaction. A "Corporate Transaction" is (a) a sale, lease or disposition of all or substantially all of the assets of Eloquent or (b) any consolidation or merger of Eloquent with or into any other entity, or any other corporate reorganization, in which the Eloquent stockholders immediately prior to such transaction own less than 50% of the surviving entity's voting power immediately after such transaction. The terms and conditions of your option grants will be set forth in Eloquent's 1997 Equity Incentive Plan and forms of incentive stock option agreement, both of which are available upon request from Eloquent.

In addition to your salary and incentive compensation, you will be eligible to receive the benefits Eloquent provides to its employees generally. In addition, Eloquent will reimburse you for reasonable documented business expenses pursuant to Eloquent policy.

You will be expected to abide by all of Eloquent's policies and procedures. As a condition to your employment, you must execute and abide by all documents required to be executed by all new Eloquent employees generally, including an employee proprietary information and inventions agreement in Eloquent's standard form.

Either you or Eloquent may terminate your employment relationship at any time for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized officer or duly authorized member of the Board of Directors of Eloquent. If Eloquent terminates your employment without cause (as defined below), Eloquent will continue to pay your then-effective base salary, subject to standard withholdings and deductions, for a period of six months following such termination of employment. In addition, in such event, your stock options outlined above will continue to vest for the period in which your base salary is paid. Such severance benefits (base salary and vesting) will cease immediately upon your obtaining employment during such six-month period. "Cause" means (a) conviction or indictment for any felony or any crime involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against Eloquent; (c) material breach of Eloquent's policies; (d) intentional damage to Eloquent's property; (e) material breach of the terms of this letter agreement, including any breach of Eloquent's employee proprietary information and inventions agreement; or (e) conduct by you that, in the good faith and reasonable determination of Eloquent's Board of Directors, demonstrates unacceptable job performance or gross unfitness to serve.

You will not, for one year following the termination of your employment with Eloquent for any reason, initiate or participate in the solicitation of any employee of Eloquent or any of its affiliates to terminate his or her relationship with Eloquent or any of its affiliates.

This letter agreement is the complete, final and exclusive embodiment of the entire agreement between you and Eloquent with respect to the terms and conditions of your employment, and supersedes all prior understandings. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer or duly authorized member of the Board of Directors of Eloquent. This letter agreement will be construed and interpreted in accordance with the laws of the State of California and will be deemed drafted by both parties.


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As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

I trust that the point outlined above fully clarify the terms of Eloquent's employment offer. If you choose to accept our offer under the terms described above, please sign below and return this letter agreement to me by December 30, 1998.

On behalf of Eloquent's Board of Directors, let me express our excitement at the prospect of your joining the Eloquent team. We look forward to a productive and enjoyable work relationship helping Eloquent grow.

Very truly yours,

Eloquent, Inc.


By: /s/ KATHRYN GOULD
   --------------------------------------------
      Kathryn Gould, Director
      On behalf of the Board of Directors

Accepted and agreed:

/s/  ABRHAMA KLEINFELD
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Abraham Kleinfeld


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